EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of XPO Logistics, Inc. of our report dated March 18, 2014, relating to the consolidated financial statements of New Breed Holding Company and subsidiaries, which appears in the Current Report on Form 8-K/A of XPO Logistics, Inc. dated September 2, 2014.

/s/ Pricewaterhouse Coopers LLP

Greensboro, North Carolina

March 13, 2015